NEWS RELEASE

The Hartford Announces Fourth Quarter And Full Year 2022 Financial Results

•Fourth quarter 2022 net income available to common stockholders of $584 million ($1.81 per diluted share) compared to $724 million ($2.10 per diluted share) in the 2021 period, and core earnings* of $746 million ($2.31 core earnings per diluted share*) were up 7% from $697 million ($2.02 core earnings per diluted share) in the 2021 period.
•Full year 2022 net income available to common stockholders of $1.8 billion ($5.44 per diluted share) and core earnings of $2.5 billion ($7.56 core earnings per diluted share).
•Net income ROE for the year of 11.6% and core earnings ROE* of 14.4%.
•Property & Casualty (P&C) written premiums rose 8% in fourth quarter 2022 and 9% in the full year, driven by Commercial Lines premium growth of 9% in the quarter and 11% in the full year. Group Benefits fully insured ongoing premium growth of 9% in fourth quarter and 6% in the full year.
•Commercial Lines fourth quarter combined ratio of 89.0 and underlying combined ratio* of 87.4. Full year 2022 combined ratio of 90.2 and underlying combined ratio of 88.3.
•Group Benefits fourth quarter net income margin was 8.2% and the core earnings margin* was 8.3%. Full year net income margin was 5.0% and the core earnings margin was 6.5%.
•Returned $473 million to stockholders in the fourth quarter, including $350 million of shares repurchased and $123 million in common stockholder dividends paid. For the full year, returned $2.1 billion to stockholders, including $1.6 billion of shares repurchased and $506 million in common stockholder dividends paid.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
** All amounts and percentages set forth in this press release are approximate unless otherwise noted.

HARTFORD, Conn., Feb. 2, 2023 – The Hartford (NYSE: HIG) today announced financial results for the fourth quarter and year ended Dec. 31, 2022.

“Fourth quarter results were excellent contributing to an outstanding 2022 that delivered a core earnings ROE of 14.4 percent. Results reflect strong underwriting with solid premium growth across the business, excellent margins, and a significant contribution from the investment portfolio. With another quarter of strong financial performance, The Hartford continues to demonstrate the power of our strategy and superior execution,” said Chairman and CEO Christopher Swift.
Chief Financial Officer Beth Costello said, “Our P&C results for the year were excellent. Commercial Lines written premium exceeded $11 billion, up 11 percent for the year, and fourth quarter pricing in our U.S. Standard Commercial Lines book, excluding workers’ compensation, accelerated one point from the third quarter to 7.9 percent. In Personal Lines, we are driving significant rate increases to address industry-wide loss cost pressure. In Group Benefits, a core earnings margin of 6.5 percent for the year benefited from 6 percent growth in fully insured ongoing premium and a reduced impact from excess mortality. We continue to actively manage our capital and, in 2022, returned $2.1 billion to shareholders through repurchases and dividends.”
Swift continued, “I am confident that our diverse, yet complementary portfolio of businesses, underwriting expertise, distribution relationships and best in class talent will continue to drive consistent and sustainable returns. The Hartford franchise has never been better positioned to deliver industry-leading financial performance while creating value for all our stakeholders.”

CONSOLIDATED RESULTS:

	Three Months Ended			Twelve Months Ended
($ in millions except per share data)	Dec 31 2022	Dec 31 2021	Change	Dec 31 2022	Dec 31 2021	Change
Net income available to common stockholders	$584	$724	(19)%	$1,794	$2,344	(23)%
Net income available to common stockholders per diluted share[1]	$1.81	$2.10	(14)%	$5.44	$6.62	(18)%

Core earnings[2]	$746	$697	7%	$2,492	$2,178	14%
Core earnings per diluted share[2]	$2.31	$2.02	14%	$7.56	$6.15	23%

Book value per diluted share				$41.53	$51.36	(19%)
Book value per diluted share (ex. AOCI)[2]				$53.63	$50.86	5%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months				11.6%	13.1%	(1.5)
Core earnings ROE2,[3], last 12-months				14.4%	12.7%	1.7
[1] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is common stockholders’ equity including AOCI; for core earnings ROE, the denominator is common stockholders’ equity excluding AOCI
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

Fourth quarter 2022 net income available to common stockholders was $584 million, or $1.81 per diluted share, compared to $724 million in fourth quarter 2021, primarily due to a decrease in P&C underwriting results and a decrease in net realized gains, partially offset by a reduction in excess mortality in Group Benefits and higher net investment income. Included in fourth quarter 2022 net income was a charge for a deferred gain on retroactive reinsurance of $229 million, before tax, related to asbestos and environmental reserves compared to a charge of $155 million, before tax, in fourth quarter 2021.
Fourth quarter 2022 core earnings of $746 million, or $2.31 per diluted share, increased from $697 million of core earnings in fourth quarter 2021. Contributing to the results were:
•Lower excess mortality losses in group life with $43 million, before tax, in fourth quarter 2022, compared to $161 million, before tax, in fourth quarter 2021.
•An increase in earnings generated by 8% growth in P&C earned premium and a 9% increase in Group Benefits fully insured ongoing premium.
•Net investment income of $640 million, before tax, compared to $573 million in fourth quarter 2021, driven by a higher yield on variable rate securities and reinvesting at higher rates.
•An improvement in the group disability loss ratio to 65.5% from 71.6%, driven by elevated estimated long-term disability incidence trends in fourth quarter 2021.
•Commercial Lines loss and loss adjustment expense ratio of 57.4 compared to 52.2 in fourth quarter 2021, including 3.9 points of higher CATs and 2.0 points of less favorable prior accident year development (PYD). Underlying loss and loss adjustment expense ratio* improved 0.8 points, to 55.7 in fourth quarter 2022 from 56.5 in fourth quarter 2021, primarily driven by margin improvement in Global Specialty.

•P&C CAY CAT losses of $135 million, before tax, in fourth quarter 2022, including $167 million for Winter Storm Elliott in December and $68 million of favorable development on prior quarter catastrophes, compared to CAY CAT losses of $22 million in fourth quarter 2021.
•Net favorable PYD in core earnings of $46 million, before tax, in fourth quarter 2022, compared to net favorable PYD of $144 million in core earnings in fourth quarter 2021. Among other changes, net favorable PYD in fourth quarter 2022 primarily included reserve reductions in workers' compensation, catastrophes and bond, partially offset by reserve increases in general liability and commercial auto liability.
•Personal Lines loss and loss adjustment expense ratio of 74.4 compared to 65.7 in fourth quarter 2021, including 0.6 points of higher CATs and 4.2 points of favorable PYD in fourth quarter 2021. Underlying loss and loss adjustment expense ratio of 71.5 in fourth quarter 2022 compared to 67.8 in fourth quarter 2021, with the increase largely due to higher severity in auto liability and physical damage, partially offset by earned pricing increases benefiting both auto and homeowners.
•An increase in the group life loss ratio apart from excess mortality driven by higher accidental death losses as compared to very favorable fourth quarter 2021 experience.
Full year 2022 net income available to common stockholders was $1.8 billion, or $5.44 per diluted share, compared to $2.3 billion in the 2021 period, primarily due to a change from net realized gains to net realized losses and a reduction in net investment income due to lower income from limited partnerships and other alternative investments (LPs), partially offset by lower excess mortality in Group Benefits and higher P&C underwriting results.
Full year 2022 core earnings of $2.5 billion, or $7.56 per diluted share, compared to $2.2 billion of core earnings in the 2021 period. Contributing to the results were:
•Lower excess mortality losses in group life, with $160 million, before tax, in 2022, compared to $583 million, before tax, in 2021.
•An increase in earnings generated by 8% growth in P&C earned premium and a 6% increase in Group Benefits fully insured ongoing premium.
•Net favorable PYD in core earnings of $193 million, before tax, in 2022, compared to net favorable PYD of $47 million in core earnings in 2021. Among other changes, net favorable PYD in 2022 primarily included reserve reductions in workers' compensation, catastrophes, package business and bond, partially offset by reserve increases in general liability and commercial auto liability.
•Net investment income of $2.2 billion, before tax, compared to $2.3 billion in 2021, with lower LP income and a decline in valuation of equity fund investments, partially offset by a higher yield on variable rate securities and reinvesting at higher rates. LP income was $515 million, before tax, a 14.4% annualized return, in 2022, compared to LP income of $732 million, for a 31.8% annualized return, in 2021.
•An increase in insurance operating costs and other expenses in P&C and Group Benefits, primarily driven by investments in technology, an increase in staffing costs and higher performance-based commissions as well as lower doubtful accounts expense in 2021, partially offset by incremental savings from the Hartford Next program and lower direct marketing costs in Personal Lines.
•Personal Lines loss and loss adjustment expense ratio of 73.4 compared to 63.1 in 2021, including 4.5 points of less favorable PYD and 1.4 points of higher CATs. Underlying loss and loss adjustment expense ratio of 66.8 in 2022 compared to 62.3 in 2021, with the increase largely due to higher auto liability and physical damage severity, higher auto liability frequency, and higher non-CAT homeowners losses, partially offset by earned pricing increases.
•Commercial Lines loss and loss adjustment expense ratio of 58.4 compared to 63.3 in 2021, including a change to net favorable PYD of 3.7 points and lower CATs of 1.0 point. Underlying loss and loss adjustment expense ratio improved 0.3 points, to 56.4 in 2022 from 56.7 in 2021, driven by margin improvement in Global Specialty and lower COVID-19 losses, partially offset by higher non-CAT property losses.
•P&C CAY CAT losses of $649 million, before tax, in 2022, compared to $664 million in 2021.
•Lower earnings from Hartford Funds due to a decrease in daily average assets under management.
Dec. 31, 2022, book value per diluted share of $41.53 decreased 19%, from $51.36 at Dec. 31, 2021, principally due to a change from net unrealized gains to net unrealized losses on investments within AOCI as a result of an increase in interest rates and wider credit spreads.
Book value per diluted share (excluding AOCI)* of $53.63 as of Dec. 31, 2022, increased from $50.86 at Dec. 31, 2021, as the impact from net income in excess of stockholder dividends through Dec. 31, 2022, was partially offset by the dilutive effect of share repurchases.
Net income available to common stockholders' ROE (net income ROE) was 11.6% for the twelve-month period ending Dec. 31, 2022 compared to 13.1% from fourth quarter 2021.
Core earnings ROE for the twelve-month period ending Dec. 31, 2022, was 14.4%, an increase of 1.7 points from fourth quarter 2021 due to higher trailing 12-month core earnings.
BUSINESS RESULTS:
Commercial Lines

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2022	Dec 31 2021	Change	Dec 31 2022	Dec 31 2021	Change
Net income	$566	$702	(19%)	$1,624	$1,757	(8)%
Core earnings	$562	$622	(10%)	$1,925	$1,631	18%
Written premiums	$2,733	$2,512	9%	$11,158	$10,041	11%
Underwriting gain (loss)[1]	$304	$387	(21%)	$1,032	$402	157%
Underlying underwriting gain[1]	$350	$279	25%	$1,242	$1,039	20%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	55.7	56.5	(0.8)	56.4	56.7	(0.3)
Current accident year catastrophes	4.1	0.2	3.9	4.2	5.2	(1.0)
Unfavorable (favorable) prior accident year development	(2.5)	(4.5)	2.0	(2.2)	1.5	(3.7)
Expenses	31.3	32.1	(0.8)	31.6	32.2	(0.6)
Policyholder dividends	0.3	0.3	—	0.3	0.3	—
Combined ratio	89.0	84.6	4.4	90.2	95.8	(5.6)
Impact of catastrophes and PYD on combined ratio	(1.6)	4.3	(5.9)	(2.0)	(6.7)	4.7
Underlying combined ratio	87.4	88.9	(1.5)	88.3	89.1	(0.8)
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Fourth quarter 2022 net income of $566 million compared to net income of $702 million in fourth quarter 2021, principally due to a change from net realized gains to net realized losses and a decrease in underwriting gain, partially offset by higher net investment income.
Commercial Lines core earnings of $562 million in fourth quarter 2022 compared to $622 million in fourth quarter 2021. Contributing to the results were:
•CAY CAT losses of $114 million, before tax, in fourth quarter 2022, including $151 million for Winter Storm Elliott and $56 million of favorable development on prior quarter catastrophes, compared to CAY CAT losses of $6 million in fourth quarter 2021.
•Favorable PYD within core earnings of $68 million, before tax, in fourth quarter 2022, compared to $132 million of favorable PYD within core earnings in fourth quarter 2021. Among other changes the $68 million of net favorable PYD in fourth quarter 2022 primarily included reserve reductions in workers’ compensation, catastrophes, and bond, partially offset by reserve increases in general liability and auto liability. Favorable PYD within core earnings in fourth quarter 2021 of $132 million primarily included reserve reductions in workers' compensation, catastrophes, and package business.
•An underlying loss and loss adjustment expense ratio of 55.7, in fourth quarter 2022 compared to 56.5 in fourth quarter 2021, with the decrease primarily driven by margin improvement in Global Specialty.
•A 10% growth in earned premium.
•Net investment income of $411 million before, tax, compared to $372 million in fourth quarter 2021, primarily driven by a higher yield on variable rate securities and reinvesting at higher rates, partially offset by lower returns on LP investments.
Combined ratio was 89.0 in fourth quarter 2022, 4.4 points higher than 84.6 in fourth quarter 2021, primarily due to 2.0 points of less favorable prior accident reserve development and 3.9 points of higher CAY CAT losses, partially offset by a 1.5 point improvement in the underlying combined ratio. Underlying combined ratio was 87.4, a 1.5 point improvement from fourth quarter 2021, primarily due to a 0.8 point decrease in the underlying loss and loss adjustment expense ratio and a 0.8 point decrease in the expense ratio.
•Small Commercial combined ratio of 89.4 compared to 79.0 in fourth quarter 2021 including 6.1 points of higher CAY CATs and 4.7 points of less favorable PYD. Underlying combined ratio of 87.5 improved from 88.0 in fourth quarter 2021 due to a lower expense ratio, largely offset by a higher package business loss ratio driven by non-CAT property losses.
•Middle & Large Commercial combined ratio of 91.8 compared to 83.5 in fourth quarter 2021 including 5.2 points of higher CAY CATs and 2.9 points of less favorable PYD. Underlying combined ratio of 90.2 compared with 90.0 in fourth quarter 2021 due to a higher expense ratio, largely driven by a doubtful account reserve reduction in 4Q21, and higher non-CAT property losses that were largely offset by large losses in excess liability in 4Q21.
•Global Specialty combined ratio of 84.1 compared to 94.8 in fourth quarter 2021 including 1.6 points of lower CAY CATs and a 3.2 point change to favorable PYD. Underlying combined ratio of 83.0 improved 5.8 points from fourth quarter 2021 primarily due to a lower expense ratio and a lower loss ratio in U.S. wholesale, due in part to large losses in 4Q21, and improved results in financial lines and ocean marine lines of business as well as lower loss ratios in international marine and global reinsurance.
The expense ratio of 31.3% was down 0.8 points from fourth quarter 2021 driven by the impact of higher earned premium and incremental savings from the Hartford Next program, partially offset by investments in technology and the impact of a decrease in the allowance for credit losses on premiums receivable recognized in fourth quarter 2021.
Fourth quarter 2022 written premiums of $2.7 billion were up 9% from fourth quarter 2021, reflecting higher new business and policy count retention in both Small Commercial and Middle Market, and the effect of renewal written price increases in Small Commercial, Middle Market, and Global Specialty, partially offset by lower new business in Global Specialty.

Personal Lines

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2022	Dec 31 2021	Change	Dec 31 2022	Dec 31 2021	Change
Net income	$44	$81	(46%)	$91	$385	(76%)
Core earnings	$42	$70	(40%)	$119	$362	(67%)
Written premiums	$695	$668	4%	$2,961	$2,908	2%
Underwriting gain (loss)	$7	$45	(84%)	$(9)	$275	NM
Underlying underwriting gain	$29	$30	(3%)	$186	$299	(38%)
Losses and loss adjustment expense ratio
Current accident year before catastrophes	71.5	67.8	3.7	66.8	62.3	4.5
Current accident year catastrophes	2.8	2.2	0.6	7.1	5.7	1.4
Unfavorable (favorable) prior accident year development	0.1	(4.2)	4.3	(0.4)	(4.9)	4.5
Expenses	24.7	28.2	(3.5)	26.9	27.6	(0.7)
Combined ratio	99.1	93.9	5.2	100.3	90.7	9.6
Impact of catastrophes and PYD on combined ratio	(2.9)	2.0	(4.9)	(6.7)	(0.8)	(5.9)
Underlying combined ratio	96.2	95.9	0.3	93.7	89.9	3.8
Net income of $44 million in fourth quarter 2022 compared to net income $81 million in fourth quarter 2021 largely driven by a decrease in underwriting gain and, to a lesser extent, a decrease in net realized gains.
Personal Lines core earnings of $42 million compared to $70 million of core earnings in fourth quarter 2021. Contributing to the results were:
•An underlying loss and loss adjustment expense ratio of 71.5, in fourth quarter 2022 compared to 67.8 in fourth quarter 2021, with the increase primarily driven by higher severity in auto liability and physical damage, partially offset by earned pricing increases benefiting both auto and homeowners.
•$31 million, before tax, of favorable PYD in fourth quarter 2021 compared to unfavorable PYD of $1 million in fourth quarter of 2022.
• A decrease in underwriting expenses largely attributable to lower direct marketing costs.
•CAY CAT losses of $21 million, before tax, in fourth quarter 2022, including Winter Storm Elliott, compared to $16 million in fourth quarter 2021.
•Net investment income, of $41 million, before tax, in fourth quarter 2022 compared to $38 million in fourth quarter 2021.
Combined ratio of 99.1 in fourth quarter 2022, compared to 93.9 in fourth quarter 2021, primarily due to 4.2 points of favorable PYD in fourth quarter 2021, a 3.7 point increase in CAY losses before CATs, and a 0.6 point increase in the CAY CAT ratio. Underlying combined ratio of 96.2 compared to 95.9 in fourth quarter 2021, primarily due to an increase in CAY losses before CATs in auto, partially offset by a 3.5 point decrease in the expense ratio and a lower non-CAT CAY homeowners loss ratio.
•Auto combined ratio of 108.6 compared to 102.4 in fourth quarter 2021. The underlying combined ratio of 108.9 increased from 105.4 in fourth quarter 2021, primarily due to an increase in auto liability and physical damage severity, partially offset by an increase in earned pricing and a lower expense ratio.
•Homeowners combined ratio of 78.1 compared to 74.8 in fourth quarter 2021. The underlying combined ratio of 68.3 was down from 75.1 in fourth quarter 2021, as the effect of earned pricing increases, lower severity and a lower expense ratio were partially offset by higher weather-related frequency.
The decrease in the expense ratio to 24.7 was mostly driven by lower direct marketing costs and, to a lesser extent, an increase in earned premium and incremental savings from the Hartford Next program.
Written premiums in fourth quarter 2022 were $695 million compared to $668 million in fourth quarter 2021 with:
•Higher renewal written price increases in auto and homeowners in response to increased loss cost trends.
•An increase in new business in homeowners.
•A slight increase in auto policy count retention with homeowners' retention flat.
•Partially offset by a decline in new business in auto.

Group Benefits

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2022	Dec 31 2021	Change	Dec 31 2022	Dec 31 2021	Change
Net income	$140	$42	NM	$324	$249	30%
Core earnings (loss)	$141	($12)	NM	$427	$153	179%
Fully insured ongoing premiums (ex. buyout premiums)	$1,498	$1,380	9%	$5,858	$5,502	6%
Loss ratio	73.6%	84.0%	(10.4)	74.6%	81.1%	(6.5)
Expense ratio	25.0%	26.3%	(1.3)	25.3%	25.5%	(0.2)
Net income margin	8.2%	2.6%	5.6	5.0%	3.9%	1.1
Core earnings margin	8.3%	(0.8)%	9.1	6.5%	2.5%	4.0
Net income of $140 million in fourth quarter 2022 compared to $42 million in fourth quarter 2021, largely driven by lower excess mortality losses in group life and a lower loss ratio in group disability, partially offset by a decrease in net realized gains.
Core earnings were $141 million, improving from a core loss of $12 million in fourth quarter 2021, largely driven by a reduction in excess mortality losses, an improvement in the group disability loss ratio, higher net investment income and earnings generated by 9% growth in fully insured ongoing premiums, partially offset by a higher group life loss ratio excluding excess mortality* and higher insurance operating expenses.
Fully insured ongoing premiums were up 9% compared to fourth quarter 2021, driven by an increase in exposure on existing accounts as well as strong persistency and sales. Fully insured ongoing sales were $102 million in fourth quarter 2022, up 52% over fourth quarter 2021, driven by an increase in group disability.
Loss ratio of 73.6% improved 10.4 points from fourth quarter 2021, driven by an improvement of 15.4 points in group life and 6.1 points in group disability.
•Group life loss ratio of 89.6% improved 15.4 points, primarily due to $43 million, before tax, or 7.1 points, of excess mortality losses in fourth quarter 2022 compared to $161 million, before tax, or 27.2 points, of excess mortality losses in fourth quarter 2021. The group life loss ratio excluding excess mortality increased 4.7 points primarily due to higher accidental death losses as compared to very favorable fourth quarter 2021 experience.

•Group disability loss ratio of 65.5% improved 6.1 points from fourth quarter 2021, driven by elevated estimated long-term disability incidence trends in fourth quarter 2021 and lower COVID-19 related short-term disability losses of 0.7 points.
•Expense ratio of 25.0% improved 1.3 points from fourth quarter 2021, primarily due to the effect of higher earned premiums, lower premium taxes, and incremental expense savings from Hartford Next, partially offset by higher claims staffing and investments in technology.

Hartford Funds

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2022	Dec 31 2021	Change	Dec 31 2022	Dec 31 2021	Change
Net income	$45	$62	(27)%	$162	$217	(25)%
Core earnings	$39	$60	(35)%	$180	$214	(16)%
Daily average Hartford Funds AUM	$124,087	$156,533	(21)%	$135,124	$151,347	(11)%
Mutual Funds and exchange-traded funds (ETF) net flows	$(3,293)	$358	NM	$(7,951)	$3,867	NM
Total Hartford Funds AUM	$124,107	$157,895	(21)%	$124,107	$157,895	(21)%
Net income of $45 million in fourth quarter 2022, compared to $62 million in fourth quarter 2021, and core earnings of $39 million compared to $60 million in fourth quarter 2021 largely driven by lower daily average Hartford Funds AUM resulting in lower fee income and variable expenses.
Daily average AUM of $124 billion in fourth quarter 2022 declined 21% from fourth quarter 2021 driven by decreases in market values and, to a lesser extent, net outflows over the preceding twelve months.
Mutual fund and ETF net outflows totaled $3.3 billion in fourth quarter 2022, compared to net inflows of $0.4 billion in fourth quarter 2021.

Corporate

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2022	Dec 31 2021	Change	Dec 31 2022	Dec 31 2021	Change
Net loss	$(22)	$(37)	41%	$(196)	$(148)	(32)%
Net loss available to common stockholders	$(27)	$(42)	36%	$(217)	$(169)	(28)%
Core loss	$(33)	$(41)	20%	$(162)	$(200)	19%
Other revenue (loss)	$0	$0	NM	$1	$(10)	NM
Net investment income, before tax	$13	$16	(19)%	$26	$24	8%
Interest expense and preferred dividends, before tax	$55	$67	(18)%	$234	$255	(8)%
Net loss available to common stockholders of $27 million in fourth quarter 2022 compared to a net loss available to common stockholders of $42 million in fourth quarter 2021, primarily driven by a decrease in interest expense and an increase in net realized gains.
Fourth quarter 2022 core loss of $33 million compared to a fourth quarter 2021 core loss of $41 million primarily due to lower interest expense, partially offset by lower net investment income.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended			Twelve Months Ended
($ in millions, unless otherwise noted)	Dec 31 2022	Dec 31 2021	Change	Dec 31 2022	Dec 31 2021	Change
Net investment income, before tax	$640	$573	12%	$2,177	$2,313	(6%)
Annualized investment yield, before tax	4.6%	4.1%	0.5	3.9%	4.3%	(0.4)
Annualized investment yield, before tax, excluding LPs[1]	3.7%	3.1%	0.6	3.2%	3.1%	0.1
Annualized LP yield, before tax	16.8%	22.1%	(5.3)	14.4%	31.8%	(17.4)
Annualized investment yield, after tax	3.7%	3.4%	0.3	3.2%	3.5%	(0.3)
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
Fourth quarter 2022 consolidated net investment income of $640 million increased from $573 million in fourth quarter 2021, largely driven by a higher yield on variable rate securities and reinvesting at higher rates.
Fourth quarter 2022 benefited from $169 million, before tax, or a 16.8% annualized return, on LPs, while fourth quarter of 2021 benefited from $170 million of LP income, or a 22.1% annualized return. Higher income from sales of underlying real estate properties in fourth quarter 2022 was offset by lower returns on private equity funds. Income from private equity and other funds is generally reported on a three-month lag.
Net realized gains decreased to $22 million, before tax, in fourth quarter 2022, from $212 million, before tax, in fourth quarter 2021 primarily due to a change from net gains to net losses on sales of fixed maturities.
Total invested assets of $52.6 billion decreased 9% from Dec. 31, 2021, primarily due to a decrease in valuations of fixed maturities driven by higher interest rates and wider credit spreads. The decrease in fair value of fixed maturities was partially offset by an increase in other asset classes, including mortgage loans and LPs.

CONFERENCE CALL
The Hartford will discuss its fourth quarter and full year 2022 financial results and its 2023 outlook on a webcast at 9:00 a.m. EST on Friday, Feb. 3, 2023. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Dec. 31, 2022, and the fourth quarter 2022 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2022
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,767	$754	$—	$1,498	$—	$—	$5,019
Fee income	10	7	—	48	241	12	318
Net investment income	411	41	17	154	4	13	640
Other revenue	—	17	—	—	—	—	17
Net realized gains (losses)	(1)	3	1	1	7	11	22
Total revenues	3,187	822	18	1,701	252	36	6,016
Benefits, losses, and loss adjustment expenses	1,588	561	250	1,138	—	3	3,540
Amortization of DAC	408	58	—	7	2	—	475
Insurance operating costs and other expenses	471	148	2	371	193	13	1,198
Restructuring and other costs	—	—	—	—	—	3	3
Interest expense	—	—	—	—	—	50	50
Amortization of other intangible assets	8	—	—	10	—	—	18
Total benefits, losses and expenses	2,475	767	252	1,526	195	69	5,284
Income (loss) before income taxes	712	55	(234)	175	57	(33)	732
Income tax expense (benefit)	146	11	(50)	35	12	(11)	143
Net income (loss)	566	44	(184)	140	45	(22)	589
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	566	44	(184)	140	45	(27)	584
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	1	(3)	(1)	(2)	(7)	(10)	(22)
Restructuring and other costs, before tax						3	3
Integration and other non-recurring M&A costs, before tax	3	—	—	2	—	—	5
Change in deferred gain on retroactive reinsurance, before tax	—	—	229	—	—	—	229
Income tax expense (benefit)	(8)	1	(49)	1	1	1	(53)
Core earnings (loss)	$562	$42	$(5)	$141	$39	$(33)	$746

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2021
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,513	$738	$—	$1,380	$—	$—	$4,631
Fee income	9	8	—	47	305	12	381
Net investment income	372	38	17	128	2	16	573
Other revenue	1	18	—	—	—	—	19
Net realized gains	118	12	6	70	3	3	212
Total revenues	3,013	814	23	1,625	310	31	5,816
Benefits, losses, and loss adjustment expenses	1,313	485	174	1,198	—	3	3,173
Amortization of DAC	360	57	—	8	3	—	428
Insurance operating costs and other expenses	456	172	3	358	229	15	1,233
Restructuring and other costs	—	—	—	—	—	2	2
Interest expense	—	—	—	—	—	62	62
Amortization of other intangible assets	8	—	—	10	—	—	18
Total benefits, losses and expenses	2,137	714	177	1,574	232	82	4,916
Income (loss) before income taxes	876	100	(154)	51	78	(51)	900
Income tax expense (benefit)	174	19	(33)	9	16	(14)	171
Net income (loss)	702	81	(121)	42	62	(37)	729
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	702	81	(121)	42	62	(42)	724
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	(120)	(13)	(6)	(70)	(3)	—	(212)
Restructuring and other costs	—	—	—	—	—	2	2
Change in deferred gain on retroactive reinsurance, before tax	18	—	155	—	—	—	173
Integration and other non-recurring M&A costs, before tax	4	—	—	1	—	—	5
Income tax expense (benefit)	18	2	(30)	15	1	(1)	5
Core earnings (loss)	$622	$70	$(2)	$(12)	$60	$(41)	$697

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2022
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$10,571	$2,949	$—	$5,870	$—	$—	$19,390
Fee income	39	30	—	187	1,044	49	1,349
Net investment income	1,415	140	63	524	9	26	2,177
Other revenue (loss)	(1)	73	—	—	—	1	73
Net realized losses	(385)	(35)	(16)	(122)	(24)	(45)	(627)
Total revenues	11,639	3,157	47	6,459	1,029	31	22,362
Benefits, losses, and loss adjustment expenses	6,169	2,164	280	4,520	—	9	13,142
Amortization of DAC	1,563	228	—	33	11	—	1,835
Insurance operating costs and other expenses	1,828	650	9	1,467	815	61	4,830
Restructuring and other costs	—	—	—	—	—	13	13
Interest expense	—	—	—	—	—	213	213
Amortization of other intangible assets	29	2	—	40	—	—	71
Total benefits and expenses	9,589	3,044	289	6,060	826	296	20,104
Income (loss) before income taxes	2,050	113	(242)	399	203	(265)	2,258
Income tax expense (benefit)	426	22	(52)	75	41	(69)	443
Net income (loss)	1,624	91	(190)	324	162	(196)	1,815
Preferred stock dividends	—	—	—	—	—	21	21
Net Income (loss) available to common stockholders	1,624	91	(190)	324	162	(217)	1,794
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	383	35	16	122	24	46	626
Loss on extinguishment of debt, before tax	—	—	—	—	—	9	9
Restructuring costs, before tax	—	—	—	—	—	13	13
Integration and other non-recurring M&A costs, before tax	13	—	—	8	—	—	21
Change in deferred gain on retroactive reinsurance, before tax	—	—	229	—	—	—	229
Income tax expense (benefit)	(95)	(7)	(52)	(27)	(6)	(13)	(200)
Core earnings (loss)	$1,925	$119	$3	$427	$180	$(162)	$2,492

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Year Ended December 31, 2021
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	9,541	2,954	—	5,504	—	—	17,999
Fee income	34	32	—	183	1,189	50	1,488
Net investment income	1,502	157	75	550	5	24	2,313
Other revenue (loss)	11	80	—	—	—	(10)	81
Net realized gains	260	29	13	130	4	73	509
Total revenues	11,348	3,252	88	6,367	1,198	137	22,390
Benefits, losses, and loss adjustment expenses	6,044	1,864	202	4,612	—	7	12,729
Amortization of DAC	1,398	230	—	40	12	—	1,680
Insurance operating costs and other expenses	1,718	676	9	1,373	913	90	4,779
Restructuring and other costs	—	—	—	—	—	1	1
Interest expense	—	—	—	—	—	234	234
Amortization of other intangible assets	29	2	—	40	—	—	71
Total benefits and expenses	9,189	2,772	211	6,065	925	332	19,494
Income (loss) before income taxes	2,159	480	(123)	302	273	(195)	2,896
Income tax expense (benefit)	402	95	(28)	53	56	(47)	531
Net income (loss)	1,757	385	(95)	249	217	(148)	2,365
Preferred stock dividends	—	—	—	—	—	21	21
Net income (loss) available to common stockholders	1,757	385	(95)	249	217	(169)	2,344
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses (gains), excluded from core earnings, before tax	(260)	(29)	(13)	(129)	(4)	(70)	(505)
Restructuring costs, before tax	—	—	—	—	—	1	1
Integration and other non-recurring M&A costs, before tax	20	—	—	6	—	32	58
Change in deferred gain on retroactive reinsurance, before tax	91	—	155	—	—	—	246
Income tax expense (benefit)	23	6	(29)	27	1	6	34
Core earnings (loss)	1,631	362	18	153	214	(200)	$2,178

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for fourth quarter 2022, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure. A reconciliation of the annualized investment yield, before tax, to annualized investment yield excluding limited partnerships and other alternatives investments, before tax, for the quarterly periods ended Dec. 31, 2022 and 2021 is provided in the table below.

	Three Months Ended
	Dec 31 2022	Dec 31 2021
	Consolidated
Annualized investment yield, before tax	4.6%	4.1%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(0.9)%	(1.0)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.7%	3.1%

	Twelve Months Ended
	Dec 31 2022	Dec 31 2021
	Consolidated
Annualized investment yield, before tax	3.9%	4.3%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(0.7)%	(1.2)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.2%	3.1%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share to book value per diluted share (excluding AOCI) is provided in the table below.

	As of
	Dec 31 2022	Dec 31 2021	Change
Book value per diluted share	$41.53	$51.36	(19%)
Per diluted share impact of AOCI	$12.10	$(0.50)	NM
Book value per diluted share (excluding AOCI)	$53.63	$50.86	5%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Generally realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and excluding the deferred gain on retroactive reinsurance and related amortization of the deferred gain from core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of before tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of before tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income available to common stockholders, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods and twelve months ended Dec. 31, 2022 and 2021, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended Dec. 31, 2022.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods and twelve months ended Dec. 31, 2022 and 2021, is set forth below.

	Three Months Ended			Twelve Months Ended
Margin	Dec 31 2022	Dec 31 2021	Change	Dec 31 2022	Dec 31 2021	Change
Net income margin	8.2%	2.6%	5.6	5.0%	3.9%	1.1
Adjustments to reconcile net income margin to core earnings margin:
Net realized losses (gains), before tax	(0.1)%	(4.3)%	4.2	1.8%	(2.0)%	3.8
Integration and other non-recurring M&A costs, before tax	0.1%	0.1%	—	0.1%	0.1%	—
Income tax expense (benefit)	0.1%	0.8%	(0.7)	(0.4)%	0.5%	(0.9)
Core earnings margin	8.3%	(0.8)%	9.1	6.5%	2.5%	4.0

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods and twelve months ended Dec. 31, 2022 and 2021 is provided in the table below.

	Three Months Ended			Twelve Months Ended
	Dec 31 2022	Dec 31 2021	Change	Dec 31 2022	Dec 31 2021	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$1.81	$2.10	(14)%	$5.44	$6.62	(18)%
Adjustments made to reconcile net income available to common stockholders per diluted share to core earnings per diluted share:
Net realized losses (gains), excluded from core earnings, before tax	(0.07)	(0.61)	89%	1.90	(1.43)	NM
Restructuring and other costs, before tax	0.01	0.01	—%	0.04	—	NM
Loss on extinguishment of debt, before tax	—	—	—%	0.03	—	NM
Integration and other non-recurring M&A costs, before tax	0.02	0.01	100%	0.06	0.16	(63)%
Change in deferred gain on retroactive reinsurance, before tax	0.71	0.50	42%	0.69	0.69	—%
Income tax expense (benefit) on items excluded from core earnings	(0.17)	0.01	NM	(0.60)	0.11	NM
Core earnings per diluted share	$2.31	$2.02	14%	$7.56	$6.15	23%
[1] Net income available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A quantitative reconciliation of net income available to common stockholders ROE to core earnings ROE is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized gains and losses, which typically vary substantially from period to period.
A reconciliation of consolidated net income available to common stockholders ROE to consolidated core earnings ROE is set forth below.

	Last Twelve Months Ended
	Dec 31 2022	Dec 31 2021
Net income available to common stockholders ROE	11.6%	13.1%
Adjustments to reconcile net income available to common stockholders ROE to core earnings ROE:
Net realized losses (gains) excluded from core earnings, before tax	4.1%	(2.8)%
Restructuring and other costs, before tax	0.1%	—%
Loss on extinguishment of debt, before tax	0.1%	—%
Integration and other non-recurring M&A costs, before tax	0.1%	0.3%
Change in deferred gain on retroactive reinsurance, before tax	1.5%	1.4%
Income tax expense (benefit) on items not included in core earnings	(1.3)%	0.2%
Impact of AOCI, excluded from core earnings ROE	(1.8)%	0.5%
Core earnings ROE	14.4%	12.7%

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for Commercial Lines" and "Personal Lines". A reconciliation of the combined ratio to underlying combined ratio for lines of business within the Company's P&C reporting segments is set forth below.

SMALL COMMERCIAL

	Three Months Ended
	Dec 31 2022	Dec 31 2021	Change
Combined ratio	89.4	79.0	10.4
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(6.3)	(0.2)	(6.1)
Prior accident year development	4.5	9.2	(4.7)
Underlying combined ratio	87.5	88.0	(0.5)

MIDDLE & LARGE COMMERCIAL

	Three Months Ended
	Dec 31 2022	Dec 31 2021	Change
Combined ratio	91.8	83.5	8.3
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(3.1)	2.1	(5.2)
Prior accident year development	1.5	4.4	(2.9)
Underlying combined ratio	90.2	90.0	0.2

GLOBAL SPECIALTY

	Three Months Ended
	Dec 31 2022	Dec 31 2021	Change
Combined ratio	84.1	94.8	(10.7)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(1.9)	(3.5)	1.6
Prior accident year development	0.7	(2.5)	3.2
Underlying combined ratio	83.0	88.8	(5.8)

PERSONAL LINES AUTO

	Three Months Ended
	Dec 31 2022	Dec 31 2021	Change
Combined ratio	108.6	102.4	6.2
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(0.1)	(0.4)	0.3
Prior accident year development	0.3	3.4	(3.1)
Underlying combined ratio	108.9	105.4	3.5

PERSONAL LINES HOMEOWNERS

	Three Months Ended
	Dec 31 2022	Dec 31 2021	Change
Combined ratio	78.1	74.8	3.3
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(8.8)	(6.0)	(2.8)
Prior accident year development	(1.0)	6.2	(7.2)
Underlying combined ratio	68.3	75.1	(6.8)

Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income to underwriting results for the quarterly periods ended Dec. 31, 2022 and 2021, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended Dec. 31, 2022 and 2021, is set forth below.

COMMERCIAL LINES

	Three Months Ended		Twelve Months Ended
	Dec 31 2022	Dec 31 2021	Dec 31 2022	Dec 31 2021
Net income	$566	$702	$1,624	$1,757
Adjustments to reconcile net income to underwriting gain
Net investment income	(411)	(372)	(1,415)	(1,502)
Net realized losses (gains)	1	(118)	385	(260)
Other expense (income)	2	1	12	5
Income tax expense	146	174	426	402
Underwriting gain (loss)	304	387	1,032	402
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	114	6	441	496
Prior accident year development	(68)	(114)	(231)	141
Underlying underwriting gain	$350	$279	$1,242	$1,039

PERSONAL LINES

	Three Months Ended		Twelve Months Ended
	Dec 31 2022	Dec 31 2021	Dec 31 2022	Dec 31 2021
Net income	$44	$81	$91	$385
Adjustments to reconcile net income to underwriting gain
Net investment income	(41)	(38)	(140)	(157)
Net realized losses (gains)	(3)	(12)	35	(29)
Net servicing and other expense (income)	(4)	(5)	(17)	(19)
Income tax expense (benefit)	11	19	22	95
Underwriting gain (loss)	7	45	(9)	275
Adjustments to reconcile underwriting gain (loss) to underlying underwriting gain
Current accident year catastrophes	21	16	208	168
Prior accident year development	1	(31)	(13)	(144)
Underlying underwriting gain	$29	$30	$186	$299

PROPERTY & CASUALTY

	Three Months Ended		Twelve Months Ended
	Dec 31 2022	Dec 31 2021	Dec 31 2022	Dec 31 2021
Net income	$426	$662	$1,525	$2,047
Adjustments to reconcile net income to underwriting gain (loss)
Net investment income	(469)	(427)	(1,618)	(1,734)
Net realized losses (gains)	(3)	(136)	436	(302)
Net servicing and other expense (income)	(2)	(3)	(5)	(13)
Income tax expense	107	160	396	469
Underwriting gain (loss)	59	256	734	467
Adjustments to reconcile underwriting gain (loss) to underlying underwriting gain
Current accident year catastrophes	135	22	649	664
Prior accident year development	183	29	36	199
Underlying underwriting gain	$377	$307	$1,419	$1,330

Underlying loss and loss adjustment expense ratio - This non-GAAP financial measure of the loss and loss adjustment expense ratio for Commercial Lines and Personal Lines represents the loss and loss adjustment expense ratio before catastrophes and prior accident year development. The loss and loss adjustment expense ratio is the most directly comparable GAAP measure. The underlying loss and loss adjustment expense ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year reserve development. A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio for the quarterly periods ended Dec. 31, 2022 and 2021, is set forth below.

Commercial Lines

	Three Months Ended			Twelve Months Ended
	Dec 31 2022	Dec 31 2021	Change	Dec 31 2022	Dec 31 2021	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	57.4	52.2	5.2	58.4	63.3	(4.9)
Current accident year catastrophes	(4.1)	(0.2)	(3.9)	(4.2)	(5.2)	1.0
Prior accident year development	2.5	4.5	(2.0)	2.2	(1.5)	3.7
Underlying loss and loss adjustment expenses	55.7	56.5	(0.8)	56.4	56.7	(0.3)

Personal Lines

	Three Months Ended			Twelve Months Ended
	Dec 31 2022	Dec 31 2021	Change	Dec 31 2022	Dec 31 2021	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	74.4	65.7	8.7	73.4	63.1	10.3
Current accident year catastrophes	(2.8)	(2.2)	(0.6)	(7.1)	(5.7)	(1.4)
Prior accident year development	(0.1)	4.2	(4.3)	0.4	4.9	(4.5)
Underlying loss and loss adjustment expenses	71.5	67.8	3.7	66.8	62.3	4.5

Group life loss ratio excluding excess mortality - This non-GAAP financial measure of the loss ratio for the Group Benefits segment represents the ratio of group life benefits, losses and loss adjustment expenses, excluding those related to buyout premiums and to excess mortality, divided by premiums and other considerations, excluding buyout premiums. Excess mortality includes both claims where COVID-19 is specifically listed as the cause of death and indirect impacts of the pandemic such as causes of death due to patients deferring regular treatments of chronic conditions. The Company believes that the group life loss ratio excluding excess mortality provides investors with an important measure of the trend in the group life business because it excludes the impact of volatile and unpredictable mortality arising from the COVID-19 pandemic. The most directly comparable U.S. GAAP measure is the group life loss ratio, calculated as the ratio of group life benefits, losses and loss adjustment expenses, excluding those related to buyout premiums, to premiums and other considerations, excluding buyout premiums. A reconciliation of the group life loss ratio to the group life loss ratio excluding excess mortality is set forth below.

Group Life

	Three Months Ended
	Dec 31 2022	Dec 31 2021	Change
Group life loss ratio	89.6%	105.0%	(15.4)
Excess mortality	(7.1)%	(27.2)%	20.1
Group life loss ratio excluding excess mortality	82.5%	77.8%	4.7

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in The Hartford’s 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission.
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; the effects of the continued COVID-19 pandemic, including exposure to COVID-19 business interruption property claims, the possibility of a resurgence of excess mortality losses in Group Benefits, and the potential for further legislative, regulatory or judicial actions pertaining to insurance underwriting and claims; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of another pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of thunderstorms, tornadoes, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing; the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; political instability, politically motivated violence or civil unrest, which may increase the frequency and severity of insured losses;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risks associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.
Any forward-looking statement made by the Company in this document speaks only as of the date of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.